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(11) - STATEMENT RE:   COMPUTATION OF EARNINGS PER SHARE

(Dollars in Thousands)                                        Three Months Ended
                                                                  March 31
                                                            ----------------------
                                                               1995         1994
                                                            ----------------------
PRIMARY:
Average shares outstanding                                  2,511,707    2,491,362
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price.                                   8,266       10,457
                                                            ----------------------
                                                            2,519,972    2,501,819

Net income applicable to Common Stock                          $1,462       $1,309

Per share amount                                                $0.58        $0.52


FULLY DILUTED:
Average shares outstanding                                  2,511,707    2,491,362
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price or period-
  end market price, whichever is higher.                        8,508       10,899
Assumed conversion of $1.50 Preferred
  Stock Series A-1                                            803,420      803,420
                                                            ----------------------
                                                            3,323,634    3,305,681

Net income                                                     $1,731       $1,579

Per share amount                                                $0.52        $0.48

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                                     -12-